EXHIBIT 99.1

Press Release dated April 16, 2010

MEDIA CONTACTS	INVESTOR CONTACT
Valerie C. Carlson	Jared Shaw
Corporate Communications	Investor Relations
203.260-9787	203-338-4130
Valerie.Carison@peoples.com	Jared.Shaw@peoples.com

Brent DiGiorgio
Corporate Communications
203.338.3135
Brent.DiGiorgio@peoples.com

FOR IMMEDIATE RELEASE

April 16, 2010

PEOPLE’S UNITED ACQUIRES DEPOSITS AND BANKING OPERATIONS OF BUTLER BANK FROM THE FDIC

Expands Massachusetts Presence in Greater Boston Market

BRIDGEPORT, CT – People’s United Bank, a subsidiary of People’s United Financial, Inc. (Nasdaq: PBCT), announced today that it has acquired all of the deposits, certain assets and the banking operations of Butler Bank, located in Lowell, MA. People’s United will receive approximately $237 million of assets and has assumed approximately $243 million in liabilities, of which $229 million are deposits. As part of this transaction, People’s United has entered into loss sharing agreements with the FDIC covering all acquired loans and foreclosed real estate.

This transaction expands the New England footprint of People’s United Bank to the greater Boston market. It delivers on the bank’s strategy to deploy its excess liquidity through opportunistic expansion by high risk-adjusted return acquisitions which leverage its core competencies. Following this transaction, People’s United will continue to have significant excess capital and liquidity on a pro forma basis.

“The acquisition of Butler Bank and its Marlborough Co-Operative division represents an excellent opportunity for People’s United Bank to expand into attractive, high-density markets in the greater Boston area, and we are very excited to partner with our new employees to bring our award-winning brand of service to customers in the area,” said Philip R. Sherringham, President and Chief Executive Officer of People’s United Bank.

“We are very pleased to introduce the financial strength and stability of People’s United to the employees, customers and communities of Butler Bank,” said Sherringham.

“We understand what customers look for in their banking relationship. They want familiar bankers who provide knowledgeable service and offer a broad range of products and services,” he said. “Customers also seek a stable bank with solid asset quality and strong capital, all of which are hallmarks of People’s United.

“We are looking forward to working with our new colleagues in the Lowell, Andover and Marlborough areas to serve our customers, build businesses and support communities in the greater Boston market,” said Sherringham. “Our new customers can count on seeing the same familiar faces at their branches as our objective is to grow this organization.”

Representatives from People’s United Bank will be on location at each of the former Butler branches beginning Saturday, April 17, working side-by-side with their new colleagues and customers during the transition. Over the weekend, the Andover, Marlborough and Post Road Plaza (Marlborough) branches, which normally are open on Saturday, will serve customers as usual. The Lowell headquarters branch will be closed on Saturday, as usual, and will open for its regular hours on Monday.

Depositors can also access their money by writing checks, using ATMs or debit cards, as usual. Checks drawn on Butler Bank will continue to be processed, as normal.

“We welcome our new customers and I wish to assure them that we expect a seamless transition,” said Tim Crimmins, Senior Vice President at People’s United, who is responsible for the new branches. Crimmins is also President of the two Massachusetts bank divisions of People’s United: Flagship Bank of Worcester and The Bank of Western Massachusetts in Springfield.

“Your deposits are safe and will continue to be insured by the FDIC, as they were before the acquisition,” Crimmins said. “You can continue to visit any of your local branches, write checks and use all of your existing services as usual.

“Butler Bank customers will begin receiving communications from People’s United within the week,” Crimmins noted. “We have a 168-year track record of strength and stability. We want our new customers and our new communities to know that we are here for them with a long-term commitment to growing together.”

People’s United Bank, a diversified financial services company with approximately $22 billion in assets, provides consumer and commercial banking services through a network of nearly 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through its subsidiaries, People’s United Bank provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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